Exhibit 10.4
FORM OF AMENDMENT TO
2004 NONQUALIFIED STOCK OPTION AGREEMENT
UNDER THE BRADY CORPORATION 2003 OMNIBUS INCENTIVE STOCK PLAN
(as amended on March 4, 2009)
          The following sets forth an amendment to the August 2, 2004 performance stock option grants under the Brady Corporation 2003 Omnibus Incentive Stock Plan (the “2004 Grants”).
          Section 7 of the 2004 Grants is amended to read as follows:
“This Option shall expire five years after the date on which this Option was granted; provided, however that if Employee continues in employment through August 2, 2009, the Option shall thereafter expire upon the earliest of: (a) one year after the date on which the Employee terminates employment as a result of death, disability or retirement (all as described in Section 3), (b) the date on which the Employee terminates employment for any other reason or (c) ten years after the date on which this Option was granted.”